UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2009
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31932 (Commission File Number)	88-0464853 (IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As announced on May 19, 2009, on May 14, 2009, Hythiam, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company no longer satisfied NASDAQ Marketplace Rule 5450(b)(1)(A) (the “Rule”) given that the Company reported stockholders’ equity of less than $10 million for the period ended March 31, 2009. Pursuant to Listing Rule 5800, the Company requested and was granted an extension of 105 days, through August 27, 2009, to regain compliance with the Rule.
The Company did not regain compliance with the Rule by August 27, 2009 and, accordingly, on August 28, 2009, the Company received written notification from NASDAQ (the “Staff Determination”) that the Company’s securities would be subject to delisting as a result of the Company’s non-compliance with the Rule unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”) on or before 4 p.m. Eastern Time on September 4, 2009. For the period ended June 30, 2009 and as reported in the Company’s quarterly form 10Q filing, the Company’s stockholders’ equity was $2,026,000.
On August 28, 2009, the Company issued a press release announcing its receipt of the Staff Determination and its plans to timely request a hearing before the NASDAQ Panel to address the stockholders’ equity deficiency. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 3.01 by this reference.
Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01	Financial Statements and Exhibits.
(a)	Exhibits.

99.1	Press Release dated August 28, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.
August 28, 2009	By:	/s/ MAURICE HEBERT
Maurice Hebert
Chief Financial Officer